EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road,
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662

Joal Redmond Corporate Communications 602-977-3797

For Immediate Release
Capitol Bancorp Increases Quarterly Cash Dividend
LANSING, Mich., and PHOENIX: Oct. 25, 2005: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 53rd consecutive quarterly cash dividend, increasing the payment from $0.18 to $0.19 per common share. The dividend of $0.19 per common share represents a 12 percent increase over the $0.17 dividend paid in the same period in 2004 and a 6 percent increase over the $0.18 dividend paid in the preceding quarter. This dividend is payable December 1, 2005, to shareholders of record as of November 7, 2005.
Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the company continues to deliver on its strategic expansion plans, adding six new community banks to its network since the beginning of the year. “We are experiencing accelerated and disciplined growth on the de novo development front as well as in our existing community banks as those banks mature. We continue to see positive results through our model of local service delivered by sound, local management,” said Reid.
During the third quarter 2005, Capitol Bancorp opened community banks in Auburn Hills, Michigan and San Francisco, California. The Corporation currently has applications pending for seven de novo community banks in six states.
The dividend declaration follows Capitol Bancorp’s recent announcement of record third quarter 2005 earnings, which approximated $9.6 million, an increase of 29 percent over earnings reported for the same period in 2004. Record earnings per share of $0.64 and $0.61 on a basic and diluted basis reflect 23 and 22 percent increases when compared to last year’s $0.52 and $0.50, respectively.
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About Capitol Bancorp Limited
Capitol Bancorp Limited is a $3.4 billion community bank development company, with 38 individual bank charters and bank operations in eleven states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Mich. and Phoenix, Ariz.